Exhibit 1

December 8, 2010

JAPAN FINANCE CORPORATION

SUMMARY UNAUDITED JAPANESE GAAP FINANCIAL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2010

In this document “we”, “our”, “us” and “JFC” refer to Japan Finance Corporation; “JBIC” refers to Japan Bank for International Cooperation, the international arm of JFC; and the “Predecessor” refers to Japan Bank for International Cooperation, one of JFC’s predecessor entities.

The table below sets forth the summary unaudited financial information of JFC and JBIC, as the international arm of JFC, as of and for the six months ended September 30, 2010, prepared in accordance with accounting principles generally accepted in Japan (“Japanese GAAP”).

Balance Sheet—JFC (unaudited)

As of September 30, 2010
(in millions)
ASSETS:
Assets:
Cash and due from banks	¥3,476,072
Securities	429,463
Loans and bills discounted	28,750,765
Other assets	1,178,829
Property, plant and equipment	253,250
Intangible fixed assets	12,989
Customers’ liabilities for acceptances and guarantees	1,940,859
Allowance for loan losses	(438,533)

Total assets	¥35,603,698

LIABILITIES, CAPITAL AND RESERVES:
Liabilities:
Call money	¥179,000
Borrowed money	21,344,710
Bonds payable	5,842,382
Entrusted funds	37,964
Reserve for insurance policy liabilities	1,686,889
Other liabilities	123,055
Provision for bonuses	5,943
Provision for directors’ bonuses	29
Provision for retirement benefits	205,459
Provision for directors’ retirement benefits	93
Reserve for compensation losses	43,127
Acceptances and guarantees	1,940,859

Total liabilities	31,409,515

Net assets:
Capital stock	3,252,924
Capital surplus	1,467,751
Retained earnings	(741,945)
Valuation and translation adjustments	215,453

Total net assets	4,194,183

Total liabilities and net assets	¥35,603,698

Statement of Operations—JFC (unaudited)

Six months ended September 30, 2010
(in millions)
Ordinary Income:
Interest income	¥276,449
Fees and commissions	7,965
Insurance premiums and other	70,531
Other ordinary income	63
Receipts from the national budget	20,136
Other income	2,580

377,728
Ordinary Expenses:
Interest expenses	158,690
Fees and commissions payments	5,604
Expenses on insurance claims and other	556,276
Other ordinary expenses	3,789
General and administrative expenses	66,942
Other expenses	76,486

867,790

Ordinary profits (loss)	(490,062)
Extraordinary income	1,015
Extraordinary losses	12,948

Net income (loss)	¥(501,994)

Our ordinary income for the six months ended September 30, 2010 was ¥377,728 million. Most of this was attributable to interest income, which amounted to ¥276,449 million. A significant portion of our interest income related to such income in the JBIC Operations (¥90,491 million) and in the operations aimed at micro business and individuals (¥77,330 million).

Our ordinary expenses for the six months ended September 30, 2010 was ¥867,790 million. Most of this was attributable to insurance claims, amounting to ¥556,276 million, relating to credit insurance provided in the operations aimed at small and medium enterprises.

For the six months ended September 30, 2010, we incurred net loss of ¥501,994 million, most of which was attributable to the operations aimed at small and medium enterprises.

Balance Sheet—JBIC (as the international arm of JFC) (unaudited)

As of September 30, 2010
(in millions)
ASSETS:
Assets:
Cash and due from banks	¥852,760
Securities	47,693
Loans and bills discounted	8,017,433
Other assets	1,111,150
Property, plant and equipment	37,756
Intangible assets	2,301
Customers’ liabilities for acceptances and guarantees	1,933,379
Allowance for loan losses	(141,349)

Total assets	¥11,861,124

LIABILITIES, CAPITAL AND RESERVES:
Liabilities:
Borrowed money	¥5,185,776
Bonds payable	2,635,344
Other liabilities	57,292
Provision for bonuses	503
Provision for directors’ bonuses	7
Provision for retirement benefits	12,009
Provision for directors’ retirement benefits	22
Acceptances and guarantees	1,933,379

Total liabilities	9,824,334

Net Assets:
Capital stock	1,055,500
Retained earnings	765,836
Valuation and translation adjustments	215,453

Total net assets	2,036,790

Total liabilities and net assets	¥11,861,124

Statement of Operations—JBIC (as the international arm of JFC) (unaudited)

Six months ended September 30, 2010
(in millions)
Ordinary Income:
Interest income	¥90,491
Fees and commissions	6,506
Other operating income	63
Other ordinary income	1,688

98,750
Ordinary Expenses:
Interest expenses	59,503
Fees and commissions payments	493
Other ordinary expenses	3,205
General and administrative expenses	7,967
Other expenses	8,233

79,404

Ordinary income	19,346
Extraordinary income	3,875
Extraordinary losses	0

Net income	¥23,221

The ordinary income of the JBIC Operations for the six months ended September 30, 2010 was ¥98,750 million. Most of this was attributable to interest income, which amounted to ¥90,491 million, reflecting financing and other assistance provided to large-scale natural resource and infrastructure projects.

The ordinary expenses of the JBIC Operations for the six months ended September 30, 2010 was ¥79,404 million. Most of this was attributable to interest expenses, amounting to ¥59,503 million, which mostly reflected interest expenses for our borrowings and outstanding debt securities.

For the six months ended September 30, 2010, we had recorded net income of ¥23,221 million for the JBIC Operations.

NON-PERFORMING LOANS

Our asset qualify self-assessment is based on our financial statements prepared in accordance with Japanese GAAP.

The following table sets forth the results of our assessment of our loans relating to the JBIC Operations as of September 30, 2010, classified in all material respects according to the standards under the Banking Law (Law No. 59 of 1981, as amended) (the “Banking Law”):

Principal Amount of Non-Performing Loans

Calculated and Disclosed under Banking Law

As of September 30, 2010
(in millions)
Bankrupt loans(a)	¥17,938
Non-accrual loans(b)	258,196
Past due loans (three months or more)(c)	—
Restructured loans(d)	77,295

Total	¥353,430

(a)	“Bankrupt loans”, of loans which are placed non-accrual status when collection of either the principal or interest becomes doubtful, are loans to borrowers which have begun bankruptcy, composition, reorganization, winding-up or special liquidation proceedings under the Bankruptcy Law, the Corporate Reorganization Law, the Commercial Code or other similar laws of Japan or have had their transactions with the promissory note clearinghouse suspended, or loans to borrowers which have begun similar proceedings under any foreign law. Our loans as of September 30, 2010 falling within this category relating to our other operations were as follows: operations aimed at micro business and individuals—¥38,823 million; operations aimed at agriculture, forestry, fisheries and food business—¥1,505 million; and operations aimed at small and medium enterprises—¥28,468 million.
(b)	“Non-accrual loans” are loans which are placed non-accrual status when collection of either the principal or interest becomes doubtful, but exclude “Bankrupt loans” and loans the terms of which we have modified in favor of borrowers in order to expedite the borrower’s restructuring and to support the borrower by deferring interest payments. Our loans as of September 30, 2010 falling within this category relating to our other operations were as follows: operations aimed at micro business and individuals—¥137,638 million; operations aimed at agriculture, forestry, fisheries and food business—¥60,353 million; and operations aimed at small and medium enterprises—¥316,613 million.
(c)	“Past due loans (three months or more)” are loans for which principal and/or interest is past due three months or more from the date following the scheduled payment date, but exclude “Bankrupt loans” and “Non-accrual loans”. Our loans as of September 30, 2010 falling within this category relating to our other operations were as follows: operations aimed at micro business and individuals—¥1,054 million; operations aimed at agriculture, forestry, fisheries and food business—¥2,528 million; and operations aimed at small and medium enterprises—none.
(d)	“Restructured loans” are loans the terms of which we have modified in favor of borrowers in order to expedite the borrowers’ restructuring and to support the borrower by, among other things, reducing the stated interest rate, deferring interest payments or write downs, but exclude (1) “Bankrupt loans”, (2) “Non-accrual loans”, and (3) “Past due loans (three months or more)”. Our loans as of September 30, 2010 falling within this category relating to our other operations were as follows: operations aimed at micro business and individuals—¥539,989 million; operations aimed at agriculture, forestry, fisheries and food business—¥17,488 million; and operations aimed at small and medium enterprises—¥38,658 million.

The following table sets forth the result of our assessment of our loan portfolio relating to the JBIC Operations as of September 30, 2010, classified in all material respects according to the standards under the Law on Emergency Measures for the Revitalization of the Functions of the Financial System of 1998, as amended (the “Financial Revitalization Law”):

Problem Assets

Calculated and Disclosed under Financial Revitalization Law

As of September 30, 2010
(in millions)
Bankrupt and quasi-bankrupt assets(a)	¥17,938
Doubtful assets(b)	269,346
Substandard loans(c)	77,295

Total	¥364,580

(a)	“Bankrupt and quasi-bankrupt assets” are loans to and other credits to debtors which have begun proceedings under the Bankruptcy Law, the Corporate Reorganization Law, the Financial Revitalization Law or other similar laws of Japan and have financially failed, as well as similar loans as so designated. Our loans as of September 30, 2010 falling within this category relating to our other operations were as follows: operations aimed at micro business and individuals—¥126,975 million; operations aimed at agriculture, forestry, fisheries and food business—¥6,674 million; and operations aimed at small and medium enterprises—¥77,882 million.
(b)	“Doubtful assets” are loans to and other credits to debtors whose financial and operational conditions have been deteriorated and which are unlikely to make payment of principal and/or interest on a contractual basis. Our loans as of September 30, 2010 falling within this category relating to our other operations were as follows: operations aimed at micro business and individuals—¥50,381 million; operations aimed at agriculture, forestry, fisheries and food business—¥55,222 million; and operations aimed at small and medium enterprises—¥267,526 million.
(c)	“Substandard loans” are (1) “Past due loans (three months or more)” for which principal and/or interest is past due three months or more from the date following the scheduled payment date excluding “Bankrupt and quasi-bankrupt assets” and “Doubtful assets”, and (2) restructured loans on which we granted concessions to borrowers in financial difficulties to assist them in their financial recovery and eventually be able to pay to creditors, but exclude “Bankrupt and quasi-bankrupt assets”, “Doubtful assets” and “Past due loans (three months or more)”. Our loans as of September 30, 2010 falling within this category relating to our other operations were as follows: operations aimed at micro business and individuals—¥541,043 million; operations aimed at agriculture, forestry, fisheries and food business—¥20,017 million; and operations aimed at small and medium enterprises—¥38,658 million.